Free Writing Prospectus Dated September 17, 2025 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-01

***PRICING DETAILS*** $854.98mm CMXS (CarMax) 2025-B (Non-Prime Auto Loan)

Joint Bookrunners : J.P. Morgan (struc), RBC, Wells Fargo

Co-Managers : Barclays, CIBC, MUFG

TOTAL OFFERED

CL	AMT($MM)	AMT($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A1	203.800	193.610	0.25	A-1+/F1+	1-6	03/26	10/26	I-Curve	+19	4.166	4.166	100.00000
A2	303.160	288.000	1.07	AAA/AAA	6-21	06/27	03/29	I-Curve	+63	4.235	4.19	99.99171
A3	177.040	168.180	2.18	AAA/AAA	21-32	05/28	03/30	I-Curve	+63	4.165	4.12	99.98075
B	60.920	57.870	2.88	AA/AA	32-37	10/28	07/30	I-Curve	+88	4.396	4.35	99.98318
C	71.540	67.960	3.37	A/A	37-44	05/29	06/31	I-Curve	+135	4.882	4.83	99.99063
D	68.770	65.330	3.64	BBB/BBB	44-44	05/29	07/31	I-Curve	+185	5.397	5.33	99.97610
E	14.770	14.030	3.64	BB/BB	44-44	05/29	09/32	I-Curve	+345	6.997	6.89	99.97743

	Expected Settle : 09/24/2025	Registration : SEC-Registered: A1 - D; 144a: E
	First Pay Date : 10/15/2025	ERISA Eligible : A1-D - Yes; E - No
	Expected Ratings : S&P, Fitch	Px Speed : 1.50% ABS to 10.00% Clean-Up Call
	Ticker : CMXS 2025-B	Min Denoms : A1-D - $5k x $1k; E - $250k x $1k
Bill & Deliver : J.P. Morgan
	Expected Pricing :	PRICED Available Information:
CUSIPs :	A1 14320BAA7	* Prelim Prospectus : Attached
	A2 14320BAB5	* Prelim OM : Attached
	A3 14320BAC3	* Ratings FWP : Attached
	B 14320BAD1	* DealRoadshow.com : CMXS2025B
	C 14320BAE9	* IntexNet/CDI : Separate Message
D 14320BAF6
E 14320BAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.